Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of the historical financial condition and results of operations in conjunction with our historical consolidated financial statements and accompanying notes, which are included elsewhere in this Annual Report on Form 10-K. In addition, this discussion includes forward-looking statements subject to risks and uncertainties that may result in actual results differing from statements we make. See “Cautionary Note Regarding Forward-Looking Statements.” Factors that could cause actual results to differ include those risks and uncertainties discussed in “Risk Factors.”

The following discussion relates to the audited financial statements of Turning Point Brands, Inc., included elsewhere in this Annual Report on Form 10-K. In this discussion, unless the context requires otherwise, references to “our Company” “we,” “our,” or “us” refer to Turning Point Brands, Inc., and its consolidated subsidiaries. References to “TPB” refer to Turning Point Brands, Inc., without any of its subsidiaries. We were incorporated in 2004 under the name North Atlantic Holding Company, Inc. On November 4, 2015, we changed our name to Turning Point Brands, Inc. Many of the amounts and percentages in this discussion have been rounded for convenience of presentation.

Overview

We are a leading manufacturer, marketer and distributor of branded consumer products. We sell a wide range of products to adult consumers consisting of staple products with our iconic brands Zig-Zag® and Stoker’s® to our next generation products to fulfill evolving consumer preferences. Among other markets, we compete in the alternative smoking accessories and Other Tobacco Products (“OTP”) industries. The alternative smoking accessories market is a dynamic market experiencing robust secular growth driven by cannabinoid legalization in the U.S. and Canada and positively evolving consumer perception and acceptance in North America. The OTP industry, which consists of non-cigarette tobacco products, exhibited low double-digit consumer unit growth in 2020 as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and information company. Our three focus segments are led by our core, proprietary brands: Zig-Zag® in the Zig-Zag Products segment; Stoker’s® along with Beech-Nut® and Trophy® in the Stoker’s Products segment; and Nu-XTM and Solace® along with our distribution platforms (Vapor Beast®, VaporFi® and Direct Vapor®) in the NewGen Products segment. Our businesses generate solid cash flow which we use to finance acquisitions, increase brand support, expand our distribution infrastructure, and strengthen our capital position. We currently ship to approximately 800 distributors with an additional 200 secondary, indirect wholesalers in the U.S. that carry and sell our products. Under the leadership of a senior management team with extensive experience in the consumer products, alternative smoking accessories and tobacco industries, we have grown and diversified our business through new product launches, category expansions, and acquisitions while concurrently improving operational efficiency.

We have identified additional growth opportunities in the emerging alternatives market. In January 2019, we established Nu-X, a new wholly owned subsidiary dedicated to the development, production and sale of alternative products and acquisitions in related spaces. The creation of Nu-X allows us to leverage our expertise in traditional OTP management to grow our presence in alternative products. Our management team has extensive experience navigating federal, state and local regulations that are directly applicable to the growing alternatives market. In July 2019, we acquired the assets of Solace. Solace is an innovative product development company which established one of the top e-liquid brands and has since grown into a leader in alternative products. Solace’s legacy and innovation will enhance Nu-X’s strong and nimble development engine.

We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of December 31, 2020, our products are available in approximately 190,000 U.S. retail locations which, with the addition of retail stores in Canada, brings our total North American retail presence to an estimated 210,000 points of distribution. Our sales team targets widespread distribution to all traditional retail channels, including convenience stores, and we have a growing e-commerce business.

To better align with our positioning as a branded consumer products company and to highlight the strength of our focus brands, we have renamed our core business segments from Smoking Products to Zig-Zag Products and Smokeless Products to Stoker’s Products. Historical financial results are not impacted by the segment name change.

Products

We operate in three segments: Zig-Zag Products, Stoker’s Products and NewGen Products. In our Zig-Zag Products segment, we principally market and distribute (i) rolling papers, tubes, and related products; and (ii) finished cigars and make-your-own (“MYO”) cigar wraps. In our Stoker’s Products segment, we (i) manufacture and market moist snuff tobacco (“MST”) and (ii) contract for and market loose leaf chewing tobacco products. In our NewGen Products segment, we (i) market and distribute CBD, liquid vapor products and certain other products without tobacco and/or nicotine; (ii) distribute a wide assortment of products to non-traditional retail via VaporBeast;  and (iii) market and distribute a wide assortment of products to individual consumers via the VaporFi B2C online platform. Refer to the ‘Recent Developments’ section below for details regarding the ReCreation Marketing investment.

Our portfolio of brands includes some of the most widely recognized names in the alternative smoking accessories and OTP industries, such as Zig-Zag®, Stoker’s®, Vapor Beast® and VaporFi®. The following table sets forth the market share and category rank of our core products and demonstrates their industry positions:

Brand	Product	TPB Segment	Market Share(1)	Category Rank(1)
Zig-Zag®	Cigarette Papers	Zig-Zag Products	34.0%	#1 premium, #1 overall
Zig-Zag®	MYO Cigar Wraps	Zig-Zag Products	63.0%	#1 overall
Stoker’s®	Moist Snuff	Stoker's Products	5.2%	#3 discount, #6 overall
Stoker’s®	Chewing Tobacco	Stoker's Products	24.4%	#1 discount, #2 overall

(1) Market share and category rank data for all products are derived from MSAi data 52 weeks ending 12/26/20.

Operations

We subscribe to a sales tracking system from MSAi that records all OTP product shipments (ours as well as those of our competitors) from approximately 900 wholesalers to over 250,000 traditional retail stores in the U.S. This system enables us to understand individual product share and volume trends across multiple categories down to the individual retail store level, allowing us to allocate field salesforce coverage to the highest opportunity stores. Our sales and marketing group of approximately 180 professionals utilize the MSAi system to efficiently target markets and sales channels with the highest sales potential.

Our core Zig-Zag Products and Stoker’s Products segments primarily generate revenues from the sale of our products to wholesale distributors who, in turn, resell the products to retail operations. Our acquisition of VaporBeast in 2016 expanded our revenue streams as we began selling directly to non-traditional retail outlets. Our acquisition of IVG in 2018 enhanced our B2C revenue stream with the addition of the Vapor-Fi online platform. The acquisition of Solace provided us with a line of leading liquids and a powerful new product development platform. Our net sales, which include federal excise taxes, consist of gross sales net of cash discounts, returns, and selling and marketing allowances.

We rely on long-standing relationships with high-quality, established manufacturers to provide the majority of our produced products. More than 80% of our production, as measured by net sales, is outsourced to suppliers. The remaining production consists primarily of our moist snuff tobacco operations located in Dresden, Tennessee, and Louisville, Kentucky. Our principal operating expenses include the cost of raw materials used to manufacture the limited number of our products which we produce in-house; the cost of finished products, which are generally purchased goods; federal excise taxes; legal expenses; and compensation expenses, including benefits and costs of salaried personnel. Our other principal expenses include interest expense and other expenses.

Key Factors Affecting Our Results of Operations

We consider the following to be the key factors affecting our results of operations:

•	Our ability to further penetrate markets with our existing products;
•	Our ability to introduce new products and product lines that complement our core business;
•	Decreasing interest in tobacco products among consumers;
•	Price sensitivity in our end-markets;
•	Marketing and promotional initiatives, which cause variability in our results;
•	General economic conditions, including consumer access to disposable income;
•	Cost and increasing regulation of promotional and advertising activities;
•	Cost of complying with regulation, including “deeming regulation”;
•	Counterfeit and other illegal products in our end-markets;
•	Currency fluctuations;
•	Our ability to identify attractive acquisition opportunities; and
•	Our ability to integrate acquisitions.

Recent Developments

COVID-19 Impact

As a result of the extraordinary situation caused by the COVID-19 pandemic, our focus is on the safety and well-being of our colleagues and the communities and customers we serve. As an organization, we have implemented several changes to enhance safety and mitigate health risk in our work environment. For our warehouse and manufacturing operations, these include split shifts, temperature scans, additional contactless hand sanitizing stations, protective equipment, social distancing guidelines, and increased cleaning and sanitization. These changes resulted in higher operational costs related to maintaining a safer work environment and fulfilling orders.

We canceled all unnecessary travel and facilitated telecommuting where possible. Like many companies, we have changed the way we communicate through increased use of videoconferencing and have implemented tele-selling initiatives through our sales force. Some of these changes that are proving to be efficient are likely to remain in-place even after the restrictions caused by the pandemic are lifted and will lead to on-going cost savings. We have also put a hold on new spending commitments as we cautiously manage through this environment.

We hired additional employees in our Louisville facility and implemented temporary wage increases for our hourly employees to meet increased demand. We shifted production capacity to manufacture hand sanitizers and have donated bottles to hospitals, nursing homes and first responders in our local communities.

COVID-19 may impact our results. Our third-party cigar wrap manufacturer in the Dominican Republic was temporarily shut down. Our supply chain has remained operational otherwise. Select budgeted annual price increases will be delayed. Our B2C platforms have seen elevated sales levels from consumer shifts to online purchasing, and we gained market share. We continue to monitor this challenging environment closely and will make necessary adjustments as needed to make sure we are serving our employees and customers, while also protecting the safety of employees and communities.

Durfort Holdings

In June 2020, the Company purchased certain tobacco assets and distribution rights from Durfort Holdings S.R.L. (“Durfort”) and Blunt Wrap USA for $47.7 million in total consideration, comprised of $37.7 million in cash, including $1.7 million of capitalized transaction costs, and a $10.0 million unsecured subordinated promissory note (“Promissory Note”). With this transaction, the Company acquired co-ownership in the intellectual property rights of all of Durfort’s and Blunt Wrap USA’s Homogenized Tobacco Leaf (“HTL”) cigar wraps and cones. The Company also entered into an exclusive Master Distribution Agreement to market and sell the original Blunt Wrap® cigar wraps within the USA effective October 9, 2020. Durfort is an industry leader in alternative cigar and cigar wrap manufacturing and distribution. Blunt Wrap USA has been an innovator of new products in the smoking alternative market since 1997 and has secured patents in the USA and internationally for novel smoking wrappers and cones.

Standard Diversified Inc. (“SDI”)

In July, 2020, we completed our merger with SDI, whereby SDI was merged into a wholly-owned subsidiary of TPB in a tax-free downstream merger. Under the terms of the merger, the holders of SDI’s Class A Common Stock and SDI’s Class B Common Stock (collectively, “SDI Common Stock”) received in the aggregate, in return for their SDI Common Stock, TPB Voting Common Stock (“TPB Common Stock”) at a ratio of 0.52095 shares of TPB Common Stock for each share of SDI Common Stock. SDI divested its assets prior to close of the merger such that SDI’s net liabilities at closing were minimal and the only assets that it retained were its remaining TPB Common Stock holdings. In addition, 244,214 shares of TPB Common Stock were retired in the transaction. As a result of the transaction, we no longer have a controlling shareholder, our public float of shares outstanding was significantly improved and we eliminated the overhang of a controlling holding company structure.

Premarket Tobacco Applications

We submitted Premarket Tobacco Applications (“PMTAs”) covering 250 products to the FDA prior to the September 9, 2020 filing deadline. The PMTAs cover a broad assortment of products in the vapor category including multiple proprietary e-liquid offerings in varying nicotine strengths, technologies and sizes; proprietary replacement parts and components of open system tank devices through partnerships with two leading manufacturers for exclusive distribution of products in the United States; and a closed system e-cigarette.

Wild Hempettes LLC
On October 1, 2020, we acquired a 20% stake in Wild Hempettes LLC (“Wild Hempettes”), a leading manufacturer of hemp cigarettes under the WildHemp™ and Hempettes™ brands, for $2.5 million. We have options to increase our stake to a 100% ownership position based on certain milestones. As part of the transaction, the Wild Hempettes joint venture was spun off from Crown Distributing LLC and formed as a vehicle for us to be the exclusive distributor of Hempettes™ to U.S. bricks and mortar retailers under a profit-sharing arrangement.

Sale of Vapor Shark Retail Assets

On October 1, 2020, we sold the assets of our remaining seven Vapor Shark retail stores in Oklahoma. We will receive monthly royalties over the next 4 years as consideration for the assets. Net sales and gross profit related to these stores were $2.9 million and $1.6 million, respectively, for the year ended December 31, 2020.

dosistTM

On October 26, 2020, we invested $15.0 million in dosistTM, a global cannabinoid company, with an option to invest an additional $15.0 million on pre-determined terms over the next 12 months. We received a warrant to receive preferred shares of dosistTM that will automatically be exercised upon the changing of federal laws in the United States, rescheduling cannabis and/or permitting the general cultivation, distribution and possession of cannabis.

ReCreation Marketing Investment

In July 2019 we obtained a 30% stake in Canadian distribution entity, ReCreation Marketing (“ReCreation”) for $1.0 million paid at closing. In November 2020, we invested an additional $3.0 million increasing our ownership interest to 50%. We received board seats aligned with our ownership position. We also provided a $2.0 million unsecured loan to ReCreation bearing interest at 8% per annum and maturing November 19, 2022. The Company has determined that ReCreation is a variable interest entity (“VIE”) in accordance with GAAP due its required subordinated financial support. The Company has determined it is the primary beneficiary due its 50% equity interest, additional subordinated financing and distribution agreement with ReCreation for the sale of the Company’s products. As a result, the Company began consolidating ReCreation effective November 2020.

ReCreation is a specialty marketing and distribution firm focused on building brands in the Canadian alternative smoking accessories, tobacco and other alternative products categories. ReCreation’s management has significant expertise in marketing and distributing alternative smoking accessories and tobacco products throughout Canada. ReCreation’s management and advisory team has over 50 years combined experience building and managing a portfolio of premium brands, all supported by an expert team of sales associates working across Canada to provide service to over 30,000 traditional retail outlets and newly constructed cannabis dispensaries.

Senior Secured Notes and New Revolving Credit Facility

On February 11, 2021, the Company closed a private offering (the “Offering”) of $250 million aggregate principal amount of its 5.625% senior secured notes due 2026 (the “Senior Secured Notes”). The Senior Secured Notes bear interest at a rate of 5.625% and will mature on February 15, 2026. The Company used the proceeds from the Offering (i) to repay all obligations under and terminate the 2018 First Lien Term Loan and 2018 First Lien Revolver, (ii) to pay related fees, costs, and expenses and (iii) for general corporate purposes.
In connection with the Offering, the Company also entered into a new $25 million senior secured revolving credit facility (the “New Revolving Credit Facility”). The Company did not draw any borrowings under the New Revolving Credit Facility on the effective date of the facility but did have letters of credit of approximately $3.6 million outstanding. The New Revolving Credit Facility will mature on August 11, 2025 if none of the Company’s Convertible Senior Notes are outstanding, and if any Convertible Senior Notes are outstanding, the date which is 91 days prior to the maturity date of July 15, 2024 for such Convertible Senior Notes.

See “—Liquidity and Capital Resources—Long-Term Debt” for additional information.

Critical Accounting Policies and Uses of Estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. When more than one accounting principle, or the method of its application, is generally accepted, we select the principle or method that is appropriate in the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Actual results could differ from these estimates. We evaluate our estimates, including those related to revenue recognition, collectability of accounts receivable, inventory valuation and obsolescence, goodwill, intangibles, income taxes, litigation, and contingencies on an ongoing basis. We base these estimates on our historical experience and other assumptions we believe are appropriate under the circumstances. In preparing these consolidated financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the consolidated financial statements.

Revenue Recognition

We recognize revenues in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns and sales incentives, upon delivery of goods to the customer—at which time our performance obligation is satisfied—at an amount that we expect to be entitled to in exchange for those goods in accordance with the five-step analysis outlined in Topic 606: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) performance obligations are satisfied. We exclude from the transaction price, sales taxes and value-added taxes imposed at the time of sale (which do not include excise taxes on smokeless tobacco, cigars or vaping products billed to customers).

We record an allowance for sales returns, based principally on historical volume and return rates, which is included in accrued liabilities on the consolidated balance sheets. We record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction in revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of the period) based principally on historical volume and utilization rates. Expected payments for sales incentives are included in accrued liabilities on the consolidated balance sheets.

A further requirement of ASU 2014-09 is for entities to disaggregate revenue recognized from contracts with customers into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. Our management views business performance through segments that closely resemble the performance of major product lines. Thus, the primary, and most useful, disaggregation of our contract revenue for decision making purposes is the disaggregation by segment which can be found in Note 21 of our Notes to Consolidated Financial Statements. An additional disaggregation of contract revenue by sales channel can be found within Note 21 as well.

Derivative Instruments – Currency Forward Contracts

We use foreign currency forward contracts to hedge a portion of our exposure to changes in foreign currency exchange rates from time to time. We account for our forward contracts under the provisions of ASC 815, Derivatives and Hedging. Under our policy, as amended, we may hedge up to 100% of our anticipated purchases of inventory in the denominated invoice currency over a forward period not to exceed twelve months. We may also, from time to time, hedge up to ninety percent of our non-inventory purchases in the denominated invoice currency. Forward contracts that qualify as hedges are adjusted to their fair value through other comprehensive income as determined by market prices on the measurement date except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these contracts are transferred from other comprehensive income into inventory as the related inventories are received and are transferred to net income as inventory is sold. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized in income currently.

Derivative Instruments - Interest Rate Swaps

We enter into interest rate swap contracts to manage interest rate risk and reduce the volatility of future cash flows. We account for interest rate swap contracts under the provisions of ASC 815, Derivatives and Hedging. Swap contracts that qualify as hedges are adjusted to their fair value through other comprehensive income as determined by market prices on the measurement date, except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these swap contracts are transferred from other comprehensive income into net income upon settlement of the derivative position or at maturity of the interest rate swap contract. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized currently in income.

Goodwill and Other Intangible Assets

We follow the provisions of ASC 350, Intangibles – Goodwill and Other in accounting for our goodwill and other intangible assets. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually on December 31, or more frequently if certain indicators are present, in accordance with ASC 350-20-35 and ASC 350-30-35, respectively. If the carrying value of the goodwill or indefinite-life intangible asset exceeds its fair value, determined using the discounted cash flows method and the relief-from-royalty method, respectively, the goodwill or intangible asset is considered impaired. The carrying value of the goodwill or indefinite-life intangible asset would then be reduced to fair value. For goodwill, the determination of a reporting unit’s fair value involves, among other things, our market capitalization and application of the income approach, which includes developing forecasts of future cash flows and determining an appropriate discount rate.

Based on our annual goodwill impairment testing, the estimated fair values of each of our reporting units were in excess of the respective carrying values at December 31, 2020. We had no such impairment of goodwill or other intangible assets during the year ended December 31, 2020. However, there could be an impairment of the goodwill of the NewGen reporting unit if future revenues do not achieve our expected future cash flows or if macroeconomic conditions result in future increases in the weighted average cost of capital used to estimate fair value. Refer to Note 10 of Notes to Consolidated Financial Statements for further details regarding our goodwill and other intangible assets as of December 31, 2020.

Fair Value

GAAP establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under GAAP are described below:

•	Level 1 – Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date.
•
Level 2 – Inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issue’s non-convertible debt borrowing rate. Accordingly, in accounting for the issuance of the Convertible Senior Notes, we separated the Convertible Senior Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. This evaluation can be complex and requires management to make assumptions to determine the fair value.

Retirement Plans

We follow the provisions of ASC 715, Compensation – Retirement Benefits in accounting for our retirement plans, which requires an employer to (i) recognize in its statement of financial position the funded status of a benefit plan, measured as the difference between the fair value of plan assets and benefit obligations; (ii) recognize, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost; and (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position.

Income Taxes

We account for income taxes under ASC 740. We record the effects of income taxes under the liability method in which deferred income tax assets and liabilities are recognized based on the difference between the financial and tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse. We assess our ability to realize future benefits of deferred tax assets by determining if they meet the “more likely than not” criteria in ASC 740, Income Taxes. If we determine that future benefits do not meet the “more likely than not” criteria, a valuation allowance is recorded.

Stock-Based Compensation

We measure stock compensation costs related to our stock options on the fair value-based method under the provisions of ASC 718, Compensation – Stock Compensation, which requires compensation cost for stock options to be recognized based on the fair value of stock options granted. We determined the fair value of these awards using the Black-Scholes option pricing model.

We grant performance-based restricted stock units (“PRSU”) subject to both performance-based and service-based vesting conditions. The fair value of each PRSU is our stock price on the date of grant. For purposes of recognizing compensation expense as services are rendered in accordance with ASC 718, we assume all employees involved in the PRSU grant will provide service through the end of the performance period. Stock compensation expense is recorded based on the probability of achievement of the performance conditions specified in the PRSU grant.

Accounts Receivable

Accounts receivable are recognized at their net realizable value. All accounts receivable are trade-related and are recorded at the invoiced amount and do not bear interest. We maintain allowances for doubtful accounts receivable for estimated uncollectible invoices resulting from the customer’s inability to pay, which may result in write-offs. We recorded an allowance for doubtful accounts of $0.2 million and less than $0.3 million at December 31, 2020 and 2019, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. Effective January 1, 2021, we changed our method of accounting for inventory using the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. We applied this change retrospectively to all prior periods presented, which is discussed further in Note 2 to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report on Form 10-K. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing. We recorded an inventory valuation allowance of $9.9 million and $21.5 million at December 31, 2020 and 2019, respectively.

Jumpstart Our Business Startups Act of 2012

We chose to “opt out” of the provision of the JOBS Act that permits us, as an “emerging growth company,” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will comply with new or revised accounting standards as required for public companies. Our decision to opt out of the extended transition period provided in the JOBS Act is irrevocable.

Results of Operations

Summary

The table and discussion set forth below relates to our consolidated results of operations for the years ended December 31 (in thousands):

	For the year ended December 31,
	2020	2019	% Change	2018	% Change
Consolidated Results of Operations Data:
Net sales
Zig-Zag products	$132,812	$108,733	22.1%	$111,507	-2.5%
Stoker's products	115,866	99,894	16.0%	90,031	11.0%
NewGen products	156,433	153,362	2.0%	131,145	16.9%
Total net sales	405,111	361,989	11.9%	332,683	8.8%
Cost of sales	215,121	224,872	-4.3%	190,066	18.3%
Gross profit
Zig-Zag products	78,278	59,414	31.8%	57,050	4.1%
Stoker's products	61,764	52,620	17.4%	46,541	13.1%
NewGen products	49,948	25,083	99.1%	39,026	-35.7%
Total gross profit	189,990	137,117	38.6%	142,617	-3.9%

Selling, general, and administrative expenses	125,563	109,887	14.3%	94,075	16.8%
Operating income	64,427	27,230	136.6%	48,542	-43.9%
Interest expense, net	13,487	14,435	-6.6%	14,819	-2.6%
Investment income	(198)	(2,648)	-92.5%	(424)	524.5%
Loss on extinguishment of debt	-	1,308	-100.0%	2,384	-45.1%
Net periodic benefit cost (income), excluding service cost	989	(4,961)	-119.9%	131	-3887.0%
Income before income taxes	50,149	19,096	162.6%	31,632	-39.6%
Income tax expense	11,957	2,863	317.6%	6,305	-54.6%
Consolidated net income	$38,192	$16,233	135.3%	$25,327	-35.9%

Comparison of Year Ended December 31, 2020, to Year Ended December 31, 2019

Net Sales. For the year ended December 31, 2020, overall net sales increased to $405.1 million from $362.0 million for the year ended December 31, 2019, an increase of $43.1 million or 11.9%. The increase in net sales was primarily driven by increased sales volume across all segments.

For the year ended December 31, 2020, net sales in the Zig-Zag Products segment increased to $132.8 million from $108.7 million for the year ended December 31, 2019, an increase of $24.1 million or 22.1%. For the year ended December 31, 2020, Zig-Zag Products volumes increased 19.7%, and price/mix increased 2.4%. The increase in net sales was primarily related to double digit growth in US papers and wraps, partially offset by a $1.8 million decline in non-focus cigars and MYO pipe.

For the year ended December 31, 2020, net sales in the Stoker’s Products segment increased to $115.9 million from $99.9 million for the year ended December 31, 2019, an increase of $16.0 million or 16.0%. For the year ended December 31, 2020, Stoker’s Products volume increased 12.0% and price/mix increased 4.0%. The increase in net sales was primarily driven by the continuing double-digit volume growth of Stoker’s® MST. Sales in chewing tobacco products were up mid-single digits as compared to prior year. MST represented 59% of Stoker’s Products revenue in 2020, up from 54% a year earlier.

For the year ended December 31, 2020, net sales in the NewGen products segment increased to $156.4 million from $153.4 million for the year ended December 31, 2019, an increase of $3.1 million or 2.0%. The increase in net sales was primarily the result of  growth in both the Nu-X and vape distribution businesses.

Gross Profit. For the year ended December 31, 2020, overall gross profit increased to $190.0 million from $137.1 million for the year ended December 31, 2019, an increase of $52.9 million or 38.6%, due to growth across all segments and $24.2 million of costs in 2019 that did not recur primarily related to inventory reserves. Consolidated gross profit for the year ended December 31, 2019, included $1.2 million of introductory launch costs and $23.0 million of restructuring costs primarily inventory reserves. Gross profit as a percentage of net sales increased to 46.9% for the year ended December 31, 2020, from 37.9% for the year ended December 31, 2019.

For the year ended December 31, 2020, gross profit in the Zig-Zag Products segment increased to $78.3 million from $59.4 million for the year ended December 31, 2019, an increase of $18.9 million or 31.8%. Gross profit as a percentage of net sales increased to 58.9% of net sales for the year ended December 31, 2020, from 54.6% of net sales for the year ended December 31, 2019. The increase in gross profit as a percentage of net sales is a result of increased US paper sales and increased margin in MYO cigar sales as a result of the Durfort transaction.

For the year ended December 31, 2020, gross profit in the Stoker’s Products segment increased to $61.8 million from $52.6 million for the year ended December 31, 2019, an increase of $9.1 million or 17.4%. Gross profit as a percentage of net sales increased to 53.3% of net sales for the year ended December 31, 2020, from 52.7% of net sales for the year ended December 31, 2019. The increase in gross profit as a percentage of net sales is primarily a result of strong incremental margin contribution of MST.

For the year ended December 31, 2020, gross profit in the NewGen products segment increased to $49.9 million from $25.1 million for the year ended December 31, 2019, an increase of $24.9 million or 99.1%. NewGen gross profit for the year ended December 31, 2019, included $1.2 million of introductory launch costs and $23.2 million of restructuring expenses that did not recur in 2020. Additionally, the gross profit includes $10.1 million of tariff expenses in 2020 compared to $9.3 million in 2019. Gross profit as a percentage of net sales increased to 31.9% of net sales for the year ended December 31, 2020, from 16.4% of net sales for the year ended December 31, 2019, primarily due to the impact of the $23.2 million of related write-offs and reserves in 2019 associated with the vape distribution business.

Selling, General and Administrative Expenses. For the year ended December 31, 2020, selling, general and administrative expenses increased to $125.6 million from $109.9 million for the year ended December 31, 2019, an increase of $15.7 million or 14.3%. Selling, general, and administrative expenses for the year ended December 31, 2020, included $2.6 million of stock options, restricted stock and incentives expense, $3.1 million of transaction expenses, $0.5 million of restructuring expenses and $14.4 million of expense related to PMTA. Selling, general, and administrative expenses for the year ended December 31, 2019, included $1.8 million of transaction costs (primarily relating to Solace and ReCreation as well as earnout expense for IVG), $5.0 million of introductory launch costs, $3.2 million of restructuring expenses, and $2.2 million in PMTA expenses.

Interest Expense, net. For the year ended December 31, 2020, interest expense, on a net basis, decreased to $13.5 million from $14.4 million for the year ended December 31, 2019, primarily as a result of a decrease in interest expense on our 2018 First Lien Term Loan as result of lower interest rates partially offset by increased interest expense from our Convertible Senior Notes.

Investment Income. For the year ended December 31, 2020, investment income decreased to $0.2 million from $2.6 million for the year ended December 31, 2019, primarily due to the impact of the $2.0 million gain on the CASH investment as a result of marking the investment to fair value in 2019. See Note 11 Other Assets in the Consolidated Financial Statements for additional information on the CASH investment.

Loss on Extinguishment of Debt. For the year ended December 31, 2020, there was no loss on extinguishment of debt. For the year ended December 31, 2019, loss on extinguishment of debt was $1.3 million as the result of paying off the 2018 Second Lien Credit Facility.

Net Periodic Benefit Cost (Income), excluding service cost. For the year ended December 31, 2020, net periodic cost was $0.9 million primarily as a result of the curtailment from the shutdown of the pension plan. For the year ended December 31, 2019, net periodic income was $5.0 million primarily due to the gain on the termination of the postretirement plan.

Income Tax Expense. The Company’s income tax expense was $12.0 million, or 23.8% of income before income taxes, for the year ended December 31, 2020, and included a discrete tax deduction of $3.3 million relating to stock option exercises during the year and a discrete tax benefit of $0.6 million from the shutdown of the pension plan. The Company’s income tax expense of $2.9 million, or 15.0% of income before income taxes, for the year ended December 31, 2019, was lower than the expected annual effective tax rate as a result of discrete tax benefits of $4.6 million from the exercise of stock options during the year.

Consolidated Net Income. Due to the factors described above, net income for the year ended December 31, 2020 and 2019, was $38.2 million and $16.2 million, respectively.

Comparison of Year Ended December 31, 2019, to Year Ended December 31, 2018

Net Sales. For the year ended December 31, 2019, overall net sales increased to $362.0 million from $332.7 million for the year ended December 31, 2018, an increase of $29.3 million or 8.8%. The increase in net sales was primarily driven by Stoker’s MST, Zig-Zag cigar wraps, and Nu-X including the acquisition of Solace in 2019.

For the year ended December 31, 2019, net sales in the Zig-Zag Products segment decreased to $108.7 million from $111.5 million for the year ended December 31, 2018, a decrease of $2.8 million or 2.5%. For the year ended December 31, 2019, Zig-Zag Products volumes decreased 4.9%, while price/mix increased 2.4%. The decrease in net sales is primarily due to the delay of Canadian paper orders in the first half of the year as a result of the new packaging regulations in Canada as well as our strategic decision to de-emphasize the low margin cigar and MYO / pipe products businesses. Cigar and MYO / pipe product sales declined by $2.4 million to $7.2 million in the year ended December 31, 2019.

For the year ended December 31, 2019, net sales in the Stoker’s Products segment increased to $99.9 million from $90.0 million for the year ended December 31, 2018, an increase of $9.9 million or 11.0%. For the year ended December 31, 2019, Stoker’s Products volume increased 7.3% and price/mix increased 3.7%. The increase in net sales was primarily driven by the continuing growth of Stoker’s® MST partially offset by declines in chewing tobacco attributable to increased competition, our promotional timing, and a continuing segment shift to lower price products. MST represented 54% of Stoker’s Products revenue in 2019, up from 47% a year earlier.

For the year ended December 31, 2019, net sales in the NewGen products segment increased to $153.4 million from $131.1 million for the year ended December 31, 2018, an increase of $22.2 million or 16.9%. The increase in net sales was primarily driven by higher Nu-X alternative products sales in 2019 (includes the Solace acquisition) and an additional eight months of IVG net sales in 2019. Net sales were negatively impacted by the vape disruption in the fourth quarter of 2019.

Gross Profit. For the year ended December 31, 2019, overall gross profit decreased to $137.1 million from $142.6 million for the year ended December 31, 2018, a decrease of $5.5 million or 3.9%, primarily as a result of certain restructuring activities in the fourth quarter 2019. Consolidated gross profit for the year ended December 31, 2019, included $1.2 million of introductory launch costs, and $23.0 million of restructuring costs, primarily inventory reserves, compared to $1.0 million, and $2.9 million, respectively, in the year ended December 31, 2018. Gross profit as a percentage of net sales weakened to 37.9% for the year ended December 31, 2019, from 42.9% for the year ended December 31, 2018, primarily due to the aforementioned restructuring expenses, including the inventory reserves and write-off associated with our pivot from third-party vaping products.

For the year ended December 31, 2019, gross profit in the Zig-Zag Products segment increased to $59.4 million from $57.1 million for the year ended December 31, 2018, an increase of $2.4 million or 4.1%. Zig-Zag Products gross profit for the year ended December 31, 2018 included $0.6 million of introductory launch costs and $1.3 million of line rationalization expenses. Gross profit as a percentage of net sales increased to 54.6% of net sales for the year ended December 31, 2019, from 51.2% of net sales for the year ended December 31, 2018. The increase in gross profit as a percentage of net sales is primarily due to declining sales of lower margin, low priority products.

For the year ended December 31, 2019, gross profit in the Stoker’s Products segment increased to $52.6 million from $46.5 million for the year ended December 31, 2018, an increase of $6.1 million or 13.1%. Stoker’s Products gross profit for the year ended December 31, 2019, included $0.0 million of introductory launch costs compared to $0.2 million, respectively, for the year ended December 31, 2018. Gross profit as a percentage of net sales increased to 52.7% of net sales for the year ended December 31, 2019, from 51.7% of net sales for the year ended December 31, 2018 driven by Stoker MST gains.

For the year ended December 31, 2019, gross profit in the NewGen products segment decreased to $25.1 million from $39.0 million for the year ended December 31, 2018, a decrease of $13.9 million or 35.7%. NewGen gross profit for the year ended December 31, 2019, included $1.2 million of introductory launch costs and $23.2 million of restructuring expenses compared to $0.3 million and $1.5 million, respectively, for the year ended December 31, 2018. Additionally, gross profit includes $9.3 million of tariff expenses in 2019 compared to $1.1 million in 2018. Gross profit as a percentage of net sales decreased to 16.4% of net sales for the year ended December 31, 2019, from 29.8% of net sales for the year ended December 31, 2018, primarily due to the aforementioned restructuring expenses associated with our pivot from third-party vaping products.

Selling, General and Administrative Expenses. For the year ended December 31, 2019, selling, general and administrative expenses increased to $109.9 million from $94.1 million for the year ended December 31, 2018, an increase of $15.8 million or 16.8%. Selling, general, and administrative expenses for the year ended December 31, 2019, included $1.7 million of expenses relating to the inclusion of our 2019 investment in Solace, $1.8 million of transaction costs (primarily relating to Solace and ReCreation as well as earnout expense for IVG), $5.0 million of introductory launch costs, $3.2 million of restructuring expenses, and $2.2 million in PMTA expenses. Selling, general, and administrative expenses for the year ended December 31, 2018, included $4.5 million of transaction and strategic initiative costs (primarily relating to IVG and Vapor Supply transaction costs), $0.9 million of company-wide introductory launch costs, and $1.8 million of restructuring costs.

Interest Expense, net. For the year ended December 31, 2019, interest expense, on a net basis, decreased to $14.4 million from $14.8 million for the year ended December 31, 2018.

Investment Income. For the year ended December 31, 2019, investment income increased to $2.6 million from $0.4 million for the year ended December 31, 2018, primarily due to the $2.0 million gain on the CASH investment as a result of marking the investment to fair value.

Loss on Extinguishment of Debt. For the year ended December 31, 2019, loss on extinguishment of debt was $1.3 million as the result of paying off the 2018 Second Lien Credit Facility. For the year ended December 31, 2018, loss on extinguishment of debt was $2.4 million as the result of refinancing our credit facility in the first quarter of 2018.

Net periodic benefit (income) cost, excluding service cost. For the year ended December 31, 2019, net periodic income was $5.0 million primarily due to the gain on the termination of the postretirement plan. For the year ended December 31, 2018, net periodic benefit cost was $0.1 million.

Income Tax Expense. The Company’s income tax expense of $2.9 million, or 15.0% of income before income taxes, for the year ended December 31, 2019, was lower than the expected annual effective tax rate as a result of discrete tax benefits of $4.6 million from the exercise of stock options during the year. The Company’s income tax expense of $6.3 million, or 19.9% of income before income taxes, for the year ended December 31, 2018, was lower than the expected annual effective tax rate as a result of discrete tax benefits of $5.4 million from the exercise of stock options during the year.

Consolidated Net Income. Due to the factors described above, net income for the year ended December 31, 2019 and 2018, was $16.2 million and $25.3 million, respectively.

EBITDA and Adjusted EBITDA

To supplement our financial information presented in accordance with U.S. GAAP, we use non-U.S. GAAP financial measures including EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Adjusted EBITDA is used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our Board of Directors. We believe that EBITDA and Adjusted EBITDA are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to operating performance. In addition, our debt instruments contain covenants which use Adjusted EBITDA calculations.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items, and other items we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. Adjusted EBITDA excludes significant expenses required to be recorded in our financial statements by U.S. GAAP and is subject to inherent limitations. Other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. The table below provide a reconciliation between net income and Adjusted EBITDA.

(in thousands)	Years ended December 31,
	2020	2019	2018
Consolidated net income	$38,192	$16,233	$25,327
Add:
Interest expense, net	13,487	14,435	14,819
Loss on extinguishment of debt	-	1,308	2,384
Income tax expense	11,957	2,863	6,305
Depreciation expense	3,237	2,638	2,105
Amortization expense	1,781	1,451	1,006
EBITDA	$68,654	$38,928	$51,946
Components of Adjusted EBITDA
Other (a)	988	(11)	308
Stock options, restricted stock, and incentives expense (b)	2,555	4,626	1,410
Transactional expenses and strategic initiatives (c)	3,087	1,764	4,482
New product launch costs (d)	-	6,185	1,835
FDA PMTA (e)	14,435	2,153	-
Corporate and vapor restructuring (f)	517	19,214	4,629
Vendor settlement (g)	-	(5,522)	-
Adjusted EBITDA	$90,236	$67,337	$64,610

(a) Represents non-cash pension expense (income) and foreign exchange hedging.
(b) Represents non-cash stock options, restricted stock, incentives expense and Solace performance stock units.
(c) Represents the fees incurred for transaction expenses and strategic initiatives.
(d) Represents product launch costs for our new product lines.
(e) Represents costs associated with applications related to FDA premarket tobacco product application ("PMTA").
(f)  Represents costs associated with corporate and vapor restructuring including severance and inventory reserves. Costs during the year ended December 31, 2020 represent the costs from the retirement of a senior executive.

(g) Represents net gain associated with the settlement of a vendor contract.

Liquidity and Capital Resources

Our principal uses for cash are working capital, debt service, and capital expenditures. We believe our cash flows from operations and borrowing availability under our New Revolving Credit Facility are adequate to satisfy our operating cash requirements for the foreseeable future.

Our working capital, which we define as current assets less cash and current liabilities, increased $21.1 million to $65.0 million at December 31, 2020, compared with $43.9 million at December 31, 2019. The increase in working capital is primarily due to increases in inventory due to increased sales and other current assets.

	As of
(in thousands)	December 31,	December 31,
	2020	2019

Current assets	$121,638	$99,752
Current liabilities	56,629	55,886
Working capital	$65,009	$43,866

During the year ended December 31, 2020 and 2019, we invested $6.1 million and $4.8 million, respectively, in capital expenditures. We had unrestricted cash on hand of $41.8 million and $95.3 million as of December 31, 2020 and 2019, respectively. We had restricted assets of $35.1 million and $32.1 million as of December 31, 2020 and 2019, respectively. Restricted assets consist of escrow deposits under the MSA and insurance deposits. On the 25th anniversary of each annual deposit, we are entitled to receive reimbursement of the principal amount of escrow remaining for that year. See “Master Settlement Agreement” below for details.

Cash Flows from Operating Activities

For the year ended December 31, 2020, net cash provided by operating activities increased to $43.7 million from $37.8 million for the year ended December 31, 2019, an increase of $5.9 million or 16%, primarily due to higher net income due to increased sales offset by the timing of changes in working capital.

For the year ended December 31, 2019, net cash provided by operating activities increased to $37.8 million from $13.1 million for the year ended December 31, 2018, an increase of $24.7 million or 189%, primarily due to inventory buys in 2018 that reduced cash flow.

Cash Flows from Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $64.8 million compared to net cash provided by investing activities of $15.9 million for the year ended December 31, 2019, a decrease of $80.7 million or 508%, primarily due to increases in cash paid for acquisitions and investments in 2020.

For the year ended December 31, 2019, net cash provided by investing activities was $15.9 million compared to cash used in investing activities of $24.7 million for the year ended December 31, 2018, an increase of $40.6 million or 164%, primarily due to the change in MSA escrow deposits from investments to cash holdings as well as lower cash paid for acquisitions.

Cash Flows from Financing Activities

For the year ended December 31, 2020, net cash used in financing activities was to $29.3 million compared to net cash provided by financing activities $68.0 million for the year ended December 31, 2019, a decrease of $97.3 million or 143%, primarily due to lapping the net proceeds from the issuance of the Convertible Senior Notes and the payment of the revolving credit facility and second lien term loan in 2019.

For the year ended December 31, 2019, net cash provided by financing activities increased to $68.0 million from $9.9 million for the year ended December 31, 2018, an increase of $58.0 million or 584%, primarily due to the proceeds from the issuance of the Convertible Senior Notes offset by payments on the 2018 Revolving Credit Facility, the 2018 Second Lien Credit Facility and payment for the call options.

Long-Term Debt

Notes payable and long-term debt consisted of the following at December 31, 2020 and 2019, in order of preference:

	December 31,	December 31,
	2020	2019
2018 First Lien Term Loan	$130,000	$146,000
Convertible Senior Notes	172,500	172,500
Note payable - Promissory Note	10,000	-
Note payable - Unsecured Loan	7,485	-
Note payable - IVG	-	4,240
Gross notes payable and long-term debt	319,985	322,740
Less deferred finance charges	(5,873)	(7,660)
Less current maturities	(12,000)	(15,240)
Net notes payable and long-term debt	$302,112	$299,840

As noted above under “—Recent Developments—Senior Secured Notes and New Revolving Credit Facility,” on February 11, 2021 the Company completed a comprehensive refinancing transaction pursuant to which the Company issued $250 million of its 5.625% senior secured notes due 2026 and entered into the New Revolving Credit Facility. The proceeds from the Offering of the Senior Secured Notes were used to (i) to repay all obligations under and terminate the 2018 First Lien Term Loan and 2018 First Lien Revolver, (ii) to pay related fees, costs, and expenses and (iii) for general corporate purposes.

Senior Secured Notes

The Senior Secured Notes mature on February 15, 2026 and bear interest at a rate of 5.625% per annum. Interest on the Senior Secured Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2021.

Obligations under the Senior Secured Notes are guaranteed by the Company’s existing and future wholly-owned domestic subsidiaries (the “Guarantors”) that guarantee any Credit Facility (as defined in the Indenture governing the Senior Secured Notes or the “Senior Secured Notes Indenture”), including the New Revolving Credit Facility, or capital markets debt securities of the Company or Guarantors in excess of $15.0 million. The Senior Secured Notes and the related guarantees are secured by first-priority liens on substantially all of the assets of the Company and the Guarantors, subject to certain exceptions. The New Revolving Credit Facility is secured on a pari passu basis with the Senior Secured Notes.

The Company may redeem the Senior Secured Notes, in whole or in part, at any time prior to February 15, 2023, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but excluding the applicable redemption date, plus a “make-whole” premium. Thereafter, the Company may redeem the Senior Secured Notes, in whole or in part, at established redemption prices, plus accrued and unpaid interest, if any. In addition, on or prior to February 15, 2023, the Company may redeem up to 40% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 105.625%, plus accrued and unpaid interest, if any to the redemption date; provided, however, that at least 50% of the original aggregate principal amount of the Senior Secured Notes (calculated after giving effect to the issuance of any additional notes) remains outstanding. In addition, at any time and from time to time prior to February 15, 2023, but not more than once in any twelve-month period, the Company may redeem up to 10% of the aggregate principal amount of the Senior Secured Notes at a redemption price (expressed as a percentage of the principal amount thereof) of 103% plus accrued and unpaid interest of the Senior Secured Notes, if any to but not including the redemption date, on the Senior Secured Notes to be redeemed.

If the Company experiences a change of control (as defined in the Senior Secured Notes Indenture), the Company must offer to repurchase the Senior Secured Notes at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest.

The Indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to: (i) grant or incur liens; (ii) incur, assume or guarantee additional indebtedness; (iii) sell or otherwise dispose of assets, including capital stock of subsidiaries; (iv) make certain investments; (v) pay dividends, make distributions or redeem or repurchase capital stock; (vi) engage in certain transactions with affiliates; and (vii) consolidate or merge with or into, or sell substantially all of our assets to another entity. These covenants are subject to a number of limitations and exceptions set forth in the Indenture.

The Indenture provides for customary events of default.

New Revolving Credit Facility

In connection with the Offering of the Senior Secured Notes, the Company entered into the New Revolving Credit Facility with the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent and collateral agent (in such capacity, the “Agent”). The New Revolving Credit Facility provides for a revolving line of credit up to $25.0 million. Letters of credit are limited to $10 million (and are a part of, and not in addition to, the revolving line of credit). The Company has not drawn any borrowings under the New Revolving Credit Facility but does have letters of credit of approximately $3.6 million outstanding under the facility.

The New Revolving Credit Facility will mature on August 11, 2025 if none of the Company’s 2.50% Convertible Senior Notes (the “Convertible Senior Notes”) are outstanding, and if any Convertible Senior Notes are outstanding, the date which is 91 days prior to the maturity date of July 15, 2024 for such Convertible Senior Notes.

Interest is payable on the New Revolving Credit Facility at a fluctuating rate of interest determined by reference to the Eurodollar rate plus an applicable margin of 3.50% (with step-downs upon de-leveraging). The Company also has the option borrow at a rate determined by reference to the base rate.

The obligations under the New Revolving Credit Agreement are guaranteed on a joint and several basis by the Guarantors. The Company’s and Guarantors’ obligations under the New Revolving Credit Facility are secured on a pari passu basis with the Notes.

The New Revolving Credit Agreement contains covenants that are substantially the same as the covenants in the Senior Secured Notes Indenture. The New Revolving Credit Facility also requires the maintenance of a Consolidated Leverage Ratio (as defined in the New Revolving Credit Agreement) of 5.50 to 1.00 (with a step down to 5.25 to 1.00 beginning with the fiscal quarter ending March 31, 2023) at the end of each fiscal quarter when extensions of credit under the New Revolving Credit Facility and certain drawn and undrawn letters of credit (excluding (a) letters of credit that have been cash collateralized and (b) letters of credit having an aggregate face amount less than $5,000,000) exceeds 35% of the total commitments under the New Revolving Credit Facility.
The New Revolving Credit Agreement provides for customary events of default.

2018 Credit Facility

On March 7, 2018, the Company entered into a $250 million credit facility consisting of a $160 million 2018 First Lien Term Loan and a $50 million 2018 Revolving Credit Facility (collectively, the “2018 First Lien Credit Facility”), in each case, with Fifth Third Bank, as administrative agent, and other lenders, in addition to a $40 million 2018 Second Lien Term Loan (the “2018 Second Lien Credit Facility,” and, together with the 2018 First Lien Credit Facility, the “2018 Credit Facility”) with Prospect Capital Corporation, as administrative agent, and other lenders. The 2018 Credit Facility retained the $40 million accordion feature of the 2017 Credit Facility. Proceeds from the 2018 Credit Facility were used to repay, in full, the 2017 Credit Facility. The Company incurred a loss on extinguishment of debt of $2.4 million in the first quarter of 2018 as a result of the refinancing. The 2018 Credit Facility was repaid in full and terminated with the proceeds of the Offering of the Senior Secured Notes.

The 2018 First Lien Term Loan and the 2018 Revolving Credit Facility bear interest at LIBOR plus a spread of 2.75% to 3.50% based on our senior leverage ratio. The 2018 First Lien Term Loan has quarterly required payments of $2.0 million beginning June 30, 2018, increasing to $3.0 million on June 30, 2020, and increasing to $4.0 million on June 30, 2022. The 2018 First Lien Credit Facility has a maturity date of March 7, 2023.  The weighted average interest rate of the 2018 First Lien Term Loan was 2.9% at December 31, 2020. At December 31, 2020, we had no borrowings outstanding under the 2018 Revolving Credit Facility.

2018 Second Lien Credit Facility: The 2018 Second Lien Credit Facility bore interest at a rate of LIBOR plus 7.00% and had a maturity date of March 7, 2024. Based on an excess cash covenant for the facility, a $4.5 million principal payment was made in the second quarter 2019, resulting in $0.2 million loss on extinguishment of debt. We used a portion of the proceeds from the issuance of the Convertible Senior Notes to prepay all outstanding amounts related to the 2018 Second Lien Credit Facility in the third quarter 2019. The principal paid in the third quarter 2019 amounted to $35.5 million, and the transaction resulted in a $1.1 million loss on extinguishment of debt.

Convertible Senior Notes

In July 2019 we closed an offering of $172.5 million in aggregate principal amount of our 2.50% Convertible Senior Notes due July 15, 2024 (the “Convertible Senior Notes”). The Convertible Senior Notes bear interest at a rate of 2.50% per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. The Convertible Senior Notes will mature on July 15, 2024, unless earlier repurchased, redeemed or converted. The Convertible Senior Notes are senior unsecured obligations.

The Convertible Senior Notes are convertible into approximately 3,202,808 shares of our voting common stock under certain circumstances prior to maturity at a conversion rate of 18.567 shares per $1,000 principal amount of the Convertible Senior Notes, which represents a conversion price of approximately $53.86 per share, subject to adjustment under certain conditions, but will not be adjusted for any accrued and unpaid interest. Upon conversion, we may pay cash, shares of our common stock or a combination of cash and stock, as determined by us at our discretion. The conditions required to allow the holders to convert their Convertible Senior Notes were not met as of December 31, 2020.

We early adopted ASU 2020-06 effective January 1, 2021 on a retrospective basis to all periods presented. Under ASU 2020-06, the Company will account for the Convertible Senior Notes entirely as a liability and will no longer separately account for the Convertible Senior Notes with liability and equity components. See Note 2 in the Notes to the Consolidated Financial Statements in Part II, Item 8 of this Annual Report on Form 10-K for further discussion of the impact of the adoption of ASU 2020-06.

We incurred debt issuance costs attributable to the Convertible Senior Notes of $5.9 million which are amortized to the interest expense using the effective interest method over the expected life of the Convertible Senior Notes.

In connection with the Convertible Senior Notes offering, we entered into privately negotiated capped call transactions with certain financial institutions. The capped call transactions have a strike price of $53.86 per and a cap price of $82.86 per, and are exercisable when, and if, the Convertible Senior Notes are converted. We paid $20.53 million for these capped calls and charged that amount to additional paid-in capital.

Promissory Note

On June 10, 2020, in connection with the acquisition of certain Durfort assets, we issued an unsecured subordinated promissory note (“Promissory Note”) in the principal amount of $10.0 million (the “Principal Amount”), with an annual interest rate of 7.5%, payable quarterly, with the first payment due September 10, 2020. The Principal Amount is payable in two $5.0 million installments, with the first installment due 18 months after the closing date of the acquisition (June 10, 2020), and the second installment due 36 months after the closing date of the acquisition. The second installment is subject to reduction for certain amounts payable to us as a holdback.

Unsecured Loan

On April 6, 2020, the 2018 First Lien Credit Facility was amended to allow for an unsecured loan under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES”). On April 17, 2020, National Tobacco Company, L.P., a wholly-owned subsidiary of the Company, entered into a loan agreement with Regions Bank guaranteed by the Small Business Administration for a $7.5 million unsecured loan. The proceeds of the loan were received on April 27, 2020. The loan is scheduled to mature on April 17, 2022 and has a 1.00% interest rate.

Note Payable – IVG

In September 2018, the Company issued a note payable to IVG’s former shareholders (“IVG Note”). The IVG Note has a principal amount of $4.0 million, with an annual interest rate of 6.0% compounding annually and matures on March 5, 2020. All principal and accrued and unpaid interest under the IVG Note were subject to indemnification obligations of the sellers pursuant to the International Vapor Group Stock Purchase Agreement dated as of September 5, 2018. The carrying amount of the IVG Note, $4.2 million, was deposited into an escrow account pending agreement with the sellers of any indemnification obligations.

Distribution Agreements

For a description of our material distribution agreements, see “Business—Distribution and Supply Agreements.”

Master Settlement Agreement

On November 23, 1998, the major U.S. cigarette manufacturers, Philip Morris USA, Inc., Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and R.J. Reynolds Tobacco Company, entered into the MSA with attorneys general representing states that agreed to settle certain recovery actions (the “Settling States”). In order to be in compliance with the MSA and subsequent states’ statutes, we were required to fund an escrow account with each of the Settling States based on the number of cigarettes or cigarette equivalents (which is measured by pounds of MYO cigarette smoking tobacco) sold in such state. Funding of the escrow deposit by us in 2018 was less than $0.1 million in respect of sales of smoking products in 2017. We estimate the total deposits relating to 2018 sales will be less than $0.1 million. Under current MSA legislation, we will not be required to make escrow deposits after making deposits for 2017 sales as our last remaining product line subject to MSA legislation, MYO cigarette smoking tobacco, was discontinued in the third quarter of 2017. Each year’s deposit will be released from escrow after 25 years. We are scheduled to begin receiving payments as our escrow deposits are released from escrow beginning in 2024.

The following table summarizes our escrow deposit balances (in thousands) by sales year as of:

Sales	Deposits as of December 31,
Year	2020	2019

1999	$211	$211
2000	1,017	1,017
2001	1,673	1,673
2002	2,271	2,271
2003	4,249	4,249
2004	3,714	3,714
2005	4,553	4,553
2006	3,847	3,847
2007	4,167	4,167
2008	3,364	3,364
2009	1,619	1,619
2010	406	406
2011	193	193
2012	199	199
2013	173	173
2014	143	143
2015	101	101
2016	91	91
2017	83	83

Total	$32,074	$32,074

Off-balance Sheet Arrangements

During 2020, we executed various forward contracts for the purchase of €19.7 million and sale of €21.4 million with maturity dates ranging from December 2020 to November 2021. At December 31, 2020, we had forward contracts for the purchase of €18.0 million and sale of €19.6 million. The fair value of the foreign currency contracts are based on quoted market prices and resulted in an asset of $0.4 million included in Other current assets and liability of $0.0 million included in Accrued liabilities at December 31, 2020. During 2019 we did not execute any forward contracts. We had interest rate swap contracts for a total notional amount of $70 million at December 31, 2020 and December 31, 2019. The fair values of the interest rate swap contracts are based upon quoted market prices and resulted in a liability of $3.7 million and $2.5 million, respectively, as of December 31, 2020 and December 31, 2019, included in other long-term liabilities.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2020 (in thousands) and does not give effect to the Offering of the Senior Secured Notes or the repayment of the 2018 Credit Facility:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt obligations, including interest	$346,170	$25,709	$143,637	$176,824	$-
Operating lease obligations	23,115	4,021	7,193	4,473	7,428
Purchase obligations	37,826	37,826	-	-	-
	$407,111	$67,556	$150,830	$181,297	$7,428

The total lease expense included in the consolidated statements of income for the years ended December 31, 2020, 2019, and 2018, was $3.9 million, $4.3 million, and $3.6 million, respectively.

Inflation

We believe that any effect of inflation at current levels will be minimal. Historically, we have been able to increase prices at a rate equal to or greater than that of inflation and believe that we will continue to be able to do so for the foreseeable future. In addition, we have been able to maintain a relatively stable variable cost structure for our products due, in part, to our successful procurement with regard to our tobacco products and, in part, to our existing contractual agreement for the purchase of our premium cigarette papers.